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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

      (Dollars in thousands, except per share data)


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
                                                            Three Months      Three Months       Nine Months       Nine Months
                                                               Ended             Ended             Ended             Ended
                                                           September 30,      September 30,     September 30,     September 30,
                                                               2000               2001              2000              2001
                                                           -------------      -------------     -------------     -------------
Net (loss) income                                          $      (1,220)     $         171     $      (2,260)    $     (12,548)

Accretion and dividends on preferred stock                           142                167               449               491
                                                           -------------      -------------     -------------     -------------

Net loss attributable to common shareholders               $      (1,362)     $           4     $      (2,709)    $     (13,039)
                                                           =============      =============     =============     =============

Net loss per common share attributable to common
    shareholders - basic and diluted                       $       (0.21)     $           -     $       (0.44)    $       (1.87)
                                                           =============      =============     =============     =============

Weighted average common shares outstanding -
    basic and diluted                                          6,512,765          6,967,339         6,176,651         6,966,036
                                                           =============      =============     =============     =============
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